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                                                                    Exhibit 99.2

PERSONAL AND CONFIDENTIAL


July 2, 2001


Board of Directors
Grupo Financerio Banamex Accival, S.A. de C.V.
Isabel La Catolica No. 44 - Piso 1
Col. Centro
06089 Mexico D.F.
Mexico


Re: Amendment No. 2 to Registration Statement on Form S-4 (File No. 333-62144) of Citigroup Inc dated July 2, 2001.


Gentlemen and Madame:

Reference is made to our opinion letter dated May 17, 2001 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value Ps 3.00 per share, of Grupo Financerio Banamex Accival, S.A. de C.V. (the "Company") of the Aggregate Offer Consideration (as defined in such opinion letter) to be offered to all such holders pursuant to the Transaction Agreement, dated as of May 17, 2001, among Citigroup Inc. ("Citigroup"), Citibank, N.A., a wholly owned subsidiary of Citigroup, the Company, Banco Nacional de Mexico, S.A., a wholly owned subsidiary of the Company, and certain shareholders of the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with out prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Part One - Summary - Terms and Conditions of the Offer-Opinion of Banacci's Financial Advisor", "Part Three - The Offer - Background of the Offer", "Part Three - The Offer - Reasons for the Recommendation of the Banacci Board" and "Part Three - The Offer - Opinion of Financial Advisor to the Banacci Board" and to the inclusion of the foregoing opinion as Annex B in the above-mentioned Registration Statement. In giving such consent, we do not thereby

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Grupo Financerio Banamex Accival, S.A. de C.V.
July 2, 2001
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admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,


/s/  Goldman Sachs & CO.
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(GOLDMAN SACHS & CO.)